Ex. 99.1

SILVERLEAF RESORTS, INC. EXTENDS AND INCREASES
REVOLVING CREDIT FACILITY

DALLAS, TX—September 23, 2008--Silverleaf Resorts, Inc. (NASDAQ: SVLF) today announced the extension and increase of its revolving receivables-based facility with Wells Fargo Foothill, Inc. as Agent for itself and other Lenders.  The facility was increased from an aggregate maximum amount of $35 million to an aggregate maximum amount of $50 million. The revolving period was extended to August 31, 2011 and the maturity date was extended to August 31, 2014.  In conjunction with the extension and increase, the Company fully repaid and terminated its $15 million inventory loan from Wells Fargo.  The inventory loan had an outstanding balance of approximately $7.8 million and was transferred to one of the Company’s other senior lenders.

Thomas Morris, Executive Vice President – Capital Markets and Strategic Planning, commented, “Given these very difficult and challenging credit markets where continued access to credit is so important, we are very pleased in the continued support of our industry lenders such as Wells Fargo.  The fact we were able to extend our receivables-based credit facility and increase our receivables borrowing capacity with no increase in pricing provides further evidence of the validity of our business model.  Given our ability to expand our receivables-based credit facilities with our industry lenders, we believe we have in place today committed facilities to meet our liquidity needs into 2010 without the need to access the securitization markets.”

Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates timeshare resorts with a wide array of country club-like amenities, such as golf, clubhouses, swimming, tennis, boating, and many organized activities for children and adults. For additional information, please visit www.silverleafresorts.com.

This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated.  The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors.  These risks and others are more fully discussed under the heading “Risk Factors” in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s 2007 Annual Report on Form 10-K filed on March 12, 2008.

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Contact:
Silverleaf Resorts, Inc., Dallas, Texas
Thomas J. Morris, 214-631-1166  x2218